Exhibit 10.15a
Amendment No. 1 to the
Selective Insurance Group, Inc.
Stock Purchase Plan for Independent Insurance Agencies
The Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies, is amended as follows:
1.	The second sentence of the second paragraph of Section 1 be deleted in its entirety and replaced with the following:

An Eligible Agency or Eligible Person may elect to apply all or a portion of its Earned Cash Commissions (as defined in Section 2(c) below) and its distributions from the Company’s insurance subsidiaries’ Supplemental Commission program (the “Supplemental Commission Program”) to the purchase of shares of Common Stock under the Plan.

2.	All references in the Agent Plan to “Profit Sharing Plan” shall be replaced with “Supplemental Commission Program.”

3.	Except as set forth in this Amendment No. 1, the Agent Plan shall remain in full force and effect.